Exhibit 99.1

POMEROY IT SOLUTIONS
ANNOUNCES END OF SERVICES CONTRACT

Hebron, KY – July 7, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that the Company’s largest services contract for the provision of staffing services expired on June 30, 2008, at the end of its three (3) year term, and the contract will not be renewed.  The Company anticipates that there will be continuing work under the agreement for some undetermined period of time, in order to complete service engagements that are now in progress and transition staffing services to other service providers.  Revenues from the contract have comprised approximately $65 to $75 million for the past two fiscal years although these revenues typically had a lower gross profit margin than revenues for other services provided by the Company.

“While we do not take pleasure in seeing a working relationship come to an end, it was not financially prudent for us to pursue the renewal of this contract under the conditions required by the customer.  In particular, we would have been required to commit to a greater volume of business while lowering our profit margins from already low levels,” said Keith Coogan, CEO and President of Pomeroy IT Solutions.  “From a positive perspective, the expiration of this contract will free up approximately $15 million in annualized working capital for use in more profitable aspects of our business while also allowing our Technical Staffing Services professionals to now devote all of their attention to growing and diversifying this segment of our business at higher levels of profitability.”

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements
Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  the nature and extent of the phase-out work after expiration of this large services contract and the ability to adjust staffing resources in connection therewith; the ability to timely bill and collect receivables;  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; loss of key personnel; the nature, volume and mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers and to sell additional products and service to existing customers; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:	Keith R. Coogan, President & CEO
(859) 586-0600 x1423